                            Michael T. Williams, Esq.
                               2503 W. Gardner Ct.
                                 Tampa FL 33611
                               Phone: 813.831.9348
                                Fax: 813.832.5284
                         e-mail: wmslaw@tampabay.rr.com

Date:  October 1, 2002

Name of Company: HydroFlo, Inc.
[referred to herein as the "Company]

Via e-mail
----------

Re: Engagement Agreement

 Dear Sirs:

         This  letter sets forth the terms by which this I will be engaged in connection with matters described below. I agree that the terms and conditions of the engagement shall be as set forth in this letter.

1.          Engagement.  I have been engaged as special counsel for the Company.

       The engagement shall be limited to the assistance with following matters:

o      The preparation of a Forms 10K-SB, 10Q-SB, and 8-K
o      The preparation of Forms 3, 4, 5, and 13D/G
o      The establishment of an insider stock trading monitoring program
o      Availability to respond to general securities law questions

No other services, including but not limited to services in connection with the offer or sale of securities in a capital-raising transaction, and services that directly or indirectly promote or maintain a market for your securities, shall be the subject of or provided under this Agreement.

The term of the engagement shall be for the first 24 months after the Company becomes an SEC reporting issuer.

2.          Fees, Costs and Expenses.  My  fee shall be 125,000 shares of common stock, to be registered on form S-8 as soon as the form is available and issued in 24 equal monthly installments the first day of each month of after services commence under this agreement, with the final installment due upon the expiration of this agreement. I shall prepare the S-8 and related legal opinion.
I shall be responsible for expenses of filing, such as edgar and the SEC filing fee, and you shall be responsible for accounting fees.

         The fees shall include stenographic and word processing services, but shall not include copying charges, long distance telephone expenses, delivery fees, filing fees, computerized legal research, if any, electronic facsimile transmission and similar charges. I will bill separately for those expenses at the actual costs incurred. In the event that I advance expenses or filing fees on your behalf, the Company will be expected to promptly reimburse me for such advances.

         Invoices will summarize the nature of the work performed during the billing period and will itemize generally the work performed. Billings will not itemize the amount of time spent on each task identified. Detailed back-up for any invoice shall be available for any proper purpose and if legitimate questions arise, I will provide more detailed itemized statements for your information.

         If at any time you terminate this agreement except for my material non-performance, all unissued shares shall be fully vested and shall be issued immediately.

3.          Other Understandings.  Attached to this letter is a document entitled "Understandings with Clients of Michael T. Williams, Esq." The attachment is incorporated in this letter by reference and contains certain additional terms and conditions of the engagement of me and therefore should be reviewed carefully by you.

4.          Arbitration of Any Disputes.  If and when you sign a separate
Arbitration Agreement, containing disclosures required by the Florida Bar
Association, and subject to all the terms of that separate agreement, all disputes which are the subject of that Arbitration Agreement shall be subject to resolution by arbitration. However, notwithstanding the foregoing, I may elect to collect amounts owed for services rendered and costs incurred through suit in any court of competent jurisdiction. If I elect to sue in court, any counterclaim shall, if the separate Arbitration Agreement is executed, still be subject to arbitration as described above.

5.          Conflicts of Interest.  It is recognized that I am not in a position to represent conflicting interests of different clients. Upon accepting any new client or new matter, I will attempt to determine whether the engagement would present a conflict with any other matters pending for any other client.
Based upon my reviews, I have no conflict. Conflicts between the interests of various clients may be discovered after the engagement is undertaken or may develop during the representation. Upon the discovery of any such conflict of interest, I will immediately inform you of the conflict and will endeavor to work with you toward a resolution which is acceptable. However, if the conflict can be resolved only by my withdrawing as your counsel, my obligation to you as a result shall be limited solely to working with you to find an acceptable replacement. In such event, I shall be entitled to be compensated for all services performed, including time spent working with you to resolve the conflict, in accordance with this agreement.

         When engaged by a corporation or the issuer of securities (if not a corporation), it is the corporation or the issuer which is my client. Therefore,
I will prefer the interests of the corporation or the issuer to the interests of any individual member of management or any security holder of the issuer. If a conflict arises between the corporation or the issuer and any such individual or any security holder of the issuer, such person must understand that I am not representing such person in his individual capacity. I shall be entitled to continue to represent the issuer notwithstanding the conflict and each individual may be represented by other counsel. Obviously, if a serious conflict arises, this is often the best procedure.

6.          Ownership of Files and  Records. Except as to original records or any records or files which I accept upon the understanding that they belong to you, it hereby is agreed that all files, copies of documents, correspondence or other materials which I may accumulate in connection with your representation, including copies of materials filed with any regulatory agency, shall be the property of me. Upon the termination of the engagement, I will return any property belonging to you upon your request. Copies of my files and other materials which I may have accumulated during my representation will be made available to you at your expense; however, it is specifically agreed that I shall have the right, at my discretion, to dispose of these files without notice at such time as I determine in my discretion that such files need not be retained any longer. After such destruction, the files will no longer be available.

         IT IS OF THE UTMOST IMPORTANCE FOR ME TO KNOW AT ALL TIMES THAT YOU ARE
SATISFIED WITH THE LEGAL SERVICES PROVIDED BY THIS OFFICE. So that there will always be full and open communication between me, and so that I may clearly understand and promptly deal with any concerns you may have about my services, you agree to let me know immediately in writing of any concerns you may have about the services I perform for you or invoices which have been rendered.
If you wait to inform me of your concerns until a later time, it may no longer be possible for me to take any meaningful steps to address those concerns. At no time will I make any charge for time spent discussing such matters.

         If there are any questions concerning this agreement or the attachments hereto, please contact the undersigned.

         If it is agreed that the foregoing sets forth the conditions of my engagement by the Company, please sign the extra copy of this letter where indicated and return it.

                                                     Sincerely,

                                                     /s/ Michael T. WIlliams
                                                     ------------------------
                                                         Michael T. Williams, Esq.

The above is understood and agreed to:

Name of Company:  HydroFlo, Inc.

By   /s/ Dennis Mast
     -----------------------------------
         Dennis Mast, Authorized Officer

                         UNDERSTANDINGS WITH CLIENTS OF

                            MICHAEL T. WILLIAMS, ESQ.

         This statement is for the purpose of describing the understandings regarding the matters mentioned below between MICHAEL T. WILLIAMS, ESQ., Tampa
Florida, and clients represented by me, especially as regards corporate and securities matters. If this statement is attached to an engagement letter, it shall be considered incorporated in and a part of the engagement letter.

         1.  Complete Information.  A condition of my engagement is that the client and all persons connected with the client will supply me with all information which I may request from time to time. In many instances this will include information concerning the background of each member of management and especially his business activities. Often, a form to be completed, signed and returned to me by each member of a client's management will be requested. It is understood that all persons of whom information is requested will not only provide the information requested but also volunteer any other information which might pertain to the matters being considered. Unless I have full information concerning a client, I am not in a position to properly represent the client.

     You further agree that you, as the Company's Authorized Officer, and the
Company' s other officers and directors will be required to sign an affidavit attesting that:

o        All SEC filings has been read and understood;
o        All documents provided to my office in connection with preparation of all SEC filings are true and correct;
o        All matters contained in all SEC filings are true and correct; and
o        All SEC filings does not contain any misstatements or omissions of any facts necessary to make all SEC filings not misleading.

         2. Reading and Meetings.  Often it is necessary to have members of an issuer's management meet in order to review information to be presented to the
Securities and Exchange Commission, other regulatory bodies or to investors. It is understood that all members of the client's management agree to make themselves available for such meetings and to do the preliminary reading which is necessary to make such meetings meaningful and expeditious.

         3. Conflicts.  If the engagement is by a corporation or other issuer of securities (if not a corporation), it is the issuer which is my client.
Therefore, I will represent the interests of the corporation or the issuer and not the interests of any individual member of management or any security holder of the issuer. If a conflict arises between the corporation or the issuer and any such individual or any security holder of the issuer, such person must understand that I am not representing the person in his or her individual capacity. I shall be entitled to continue to represent the issuer notwithstanding the conflict and each individual may be represented by other counsel. Obviously, if a serious conflict arises, this is often the best procedure.

         4. Opinions.  A part of the work of a lawyer is to render legal opinions. However, the work of a lawyer also involves many other matters which involve recommendations as to how to proceed, strategy, business judgments and other expressions which are not legal opinions. If a client wishes to act in reliance on a legal opinion, a request for a written legal opinion should be made, and if proper, a written legal opinion will be rendered. No oral statements should be construed as legal opinions and the undersigned will not acknowledge that it has rendered a legal opinion unless set forth in a written opinion letter and signed by me. No third party shall be entitled to rely on my opinion given to you unless I have agreed upon the terms of such reliance.
Further, the client should understand that a legal opinion is my best judgment as to the law when applied to a given set of facts presented by a client. In many areas the law is not specific and, therefore, a legal opinion should not be construed as a guarantee by me that a Court subsequently examining the same set of facts would reach the same conclusion.

         5. Results.  Clients usually engage lawyers to assist in resolving a problem which may involve litigation but usually does not. In many instances the result sought by a client can not be fully achieved. The recommendations of a lawyer are based upon his judgment as to a procedure which is believed likely to achieve results sought by the client. However, a lawyer is not in a position to assure results, and I will not do so in my representation of you as the client.

         6. Right to Terminate Engagement.  Because I am merely the representative of a client, you may terminate the engagement at any time.
Further, because of the nature of the work which I am performing, I reserve the right to terminate such work at any time by giving written notice to the client.
However, I would not normally exercise this prerogative unless circumstances occur which cause me to believe that it would be improper to continue the engagement, if the client fails to furnish timely information or assistance necessary for me to properly complete assigned work, if you do not meet financial responsibilities to me, or if other unusual circumstances would tend to adversely affect the working attorney/client relationship.

         It shall be my mutual understanding that the attorney-client relationship shall terminate when a substantial period of time has passed during which I have not furnished services or been requested to furnish services or advice to you.